Exhibit 10.5
AMENDED AND RESTATED
COHEN & STEERS, INC. STOCK INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Participant Name:	Grant Date:
Number of Base RSUs:	Grant Date Fair Value:

1.Grant of RSUs. On the terms and conditions hereinafter set forth, the Company hereby grants the number of restricted stock units (the “Base RSUs”) listed above to the Participant. The Base RSUs (together with any Dividend RSUs (as defined in Section 4) which are granted hereunder) are collectively referred to herein as the “RSUs.” This grant is made pursuant to the terms of the Amended and Restated Cohen & Steers, Inc. Stock Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Restricted Stock Unit Agreement (this “Agreement”). Each RSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
2.Vesting. The Base RSUs will vest in the amounts and on the dates set forth below (each, a “Delivery Date”), and all Dividend RSUs shall vest on the final Delivery Date, subject in all cases to the Participant’s continued Employment with the Company or its Affiliates through the applicable Delivery Date.
[INSERT DELIVERY SCHEDULE]
3.Form and Timing of Issuance or Transfer.
(a)On each Delivery Date (or as soon as practicable thereafter), subject to Section 12 in respect of applicable tax withholding, the Company shall issue or cause there to be transferred to the Participant a number of Shares equal to the number of Vested RSUs (as defined in Section 3(c)(iii) below) held by the Participant as of such date; provided, however, that:
(i)If the Participant’s Employment with the Company and its Affiliates is terminated (A) at any time due to the Participant’s death or Disability or (B) by the Participant for Good Reason (as defined in Section 3(c)(ii)) or by the Company and its Affiliates without Cause (as defined in Section 3(c)(i)), in either case, within the two-year period following a Change in Control, then 100% of the then outstanding RSUs which are Unvested RSUs shall vest and the Company shall issue or cause there to be transferred to the Participant the Shares underlying all RSUs then held by the Participant upon the date of such termination of Employment;

(ii) Except as otherwise expressly provided in this Agreement, upon the termination of the Participant’s Employment with the Company or any Affiliate for any reason, any Unvested RSUs shall immediately terminate and be forfeited without consideration and no further Shares shall be delivered hereunder.
(b)Upon each issuance or transfer of Shares in accordance with Section 3(a) of this Agreement, a number of RSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished and shall cease to be outstanding.
(c)For purposes of this Agreement:
(i) “Cause” shall mean such term as used or defined in any employment or engagement agreement (or similar agreement) or in any letter of appointment then in effect between the Participant and the Company or any Affiliate, and, in addition thereto (and not in substitution thereof) and to the extent legally permissible, (A) the Participant’s continued failure to substantially perform the Participant’s duties to the Company or an Affiliate (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the Participant of such failure, (B) the Participant’s engagement in conduct inimical to the interests of the Company or an Affiliate, including without limitation, gross negligence, willful misconduct, fraud, embezzlement, theft or dishonesty in the course of the Participant’s Employment or engagement, (C) the Participant’s indictment for or commission of, or plea of guilty or nolo contendere to, (I) a felony or (II) a crime other than a felony, which involves a breach of trust or fiduciary duty owed to the Company or an Affiliate, (D) the Participant’s disclosure of trade secrets or confidential information of the Company or an Affiliate, (E) the Participant’s willful violation of any material written policy of the Company or an Affiliate, law, ethical or legal responsibility, or applicable regulation, or (F) the Participant’s breach of any agreement with the Company or an Affiliate, including, without limitation, any agreement with respect to confidentiality, nondisclosure, non-competition, non-solicitation or otherwise.
(ii) “Good Reason” shall mean (A) the failure of the Company or an Affiliate to pay or cause to be paid the Participant’s base salary or annual bonus (to the extent earned in accordance with the terms of any applicable annual bonus or annual incentive arrangement), if any, when due or (B) any substantial and sustained diminution in the Participant’s authority or responsibilities; provided that either of the events described in clauses (A) and (B) of this Section 3(c)(ii) shall constitute Good Reason only if the Company and its Affiliates fail to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.
(iii) “Vested RSUs” shall mean any Base RSUs and Dividend RSUs granted hereunder which become vested hereunder.

(iv) “Unvested RSUs” shall mean any Base RSUs and Dividend RSUs which remain unvested as of the date of determination.
4.Dividends. If on any date while Unvested RSUs are outstanding hereunder the Company shall pay any dividend on the Shares (whether payable in cash, Shares or other securities), the Participant shall be granted, as of the applicable dividend payment date, a number of additional restricted stock units (the “Dividend RSUs”) (rounded down to the next whole unit) equal to the product of (x) the aggregate number of Unvested RSUs that have been held by the Participant through the related dividend record date, multiplied by (y) (A) in the case of a dividend payable in Shares, the number of Shares (including any fraction thereof) payable as a dividend on a Share and (B) in the case of a dividend payable in cash or other securities, the quotient of (I) the amount of such cash dividend payable as a dividend on a Share (or fair market value, as determined by the Committee, of such other securities payable as a dividend on a Share), divided by (II) the Fair Market Value per Share as of the dividend payment date. For the avoidance of any doubt, (i) Dividend RSUs (whether or not vested) shall not receive, or be eligible or entitled to receive, any value or consideration in connection with the payment of any dividend on the Shares and (ii) the accrual of any Dividend RSUs contemplated under this Section 4 shall not apply to the extent of any dividend giving rise to a capitalization event under Section 5 hereof.
5.Adjustments Upon Certain Events. The Committee shall, in a manner determined in its sole discretion to prevent enlargement or dilution of rights, make certain equitable substitutions or adjustments to any Shares or RSUs subject to this Agreement pursuant to Section 9(a) of the Plan.
6.No Right to Continued Employment. The granting of RSUs evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.
7.No Rights of a Shareholder. The Participant shall not have any rights as a shareholder of the Company until the Shares in question have been registered in the Company’s register of shareholders.
8.Conditions to Issuance of Certificates. Notwithstanding any other provision of this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state, federal, or local law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or other governmental regulatory body, which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable, and (d) the lapse of any such reasonable period of time following the date the Base RSUs vest as the Company may from time to time establish for reasons of administrative convenience. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.
9.Transferability. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 9 shall be void and unenforceable against the Company or any Affiliate.
10.Restrictive Covenants. The Participant acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees that, during the Participant’s Employment with the Company and its Affiliates and, upon the Participant’s termination of Employment with the Company and its Affiliates for any reason and irrespective of any forfeiture of RSUs pursuant to the terms of this Agreement or otherwise, for a period commencing on the termination of such Employment and ending 12 months thereafter, the Participant shall not directly or indirectly:
(a)solicit or seek to induce or actually induce any person who is employed by the Company or an Affiliate during the Participant’s Employment with the Company and its Affiliates, or who becomes employed by the Company or an Affiliate at any time during the three-month period following the termination of the Participant’s Employment, to discontinue such employment, or hire or employ any such person; or
(b)interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, consultants, suppliers, partners, members or investors of the Company or its Affiliates.
The covenants in clauses (a) and (b) of this Section 10 are agreed to be severable so that if one should be unenforceable that will not prevent enforcement of the remaining covenant. Moreover, if any one or more of the terms and conditions contained in any such covenants are held to be excessively broad as to duration, scope, activity or subject, such terms and conditions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
11.Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
12.Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any issuance or transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any issuance or transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes. The Participant acknowledges that, regardless of any action taken by the

Company (including its Affiliates) or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company (or any Affiliate) or the Employer. The Participant further acknowledges that the Company (and its Affiliates) and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company (or any Affiliate) and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
To satisfy any withholding obligations of the Company (and any Affiliate) and/or the Employer with respect to Tax-Related Items, the Company will withhold Shares otherwise issuable upon vesting of the RSUs. Alternatively, or in addition, in connection with any applicable withholding event, the Participant authorizes the Company (and any Affiliate) and/or the Employer, or their respective agents, at their discretion, to satisfy their obligations, if any, with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company (or any Affiliate) or the Employer, (b) withholding from proceeds of the sale of Shares acquired upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent) and/or (c) requiring the Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items; provided, however, that if the Participant is a Section 16 officer of the Company under the Act, the withholding methods described in (a), (b) and (c) above will only be used if the Board or Committee (as constituted to satisfy Rule 16b-3 of the Act) determines, in advance of the applicable withholding event, that one of such withholding methods will be used in lieu of withholding Shares. For the avoidance of doubt, Participant expressly waives any right under the Plan to elect to pay a portion or all of any withholding taxes by delivery in Shares or having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant.
    The Company may withhold for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in the Participant’s jurisdiction(s), in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
13.Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF

THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
14.RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that a copy of the Plan has been made available and that the Participant has received and read a copy of the Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
15.Modifications. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right to modify the terms and conditions of this Agreement including, without limitation, the timing or circumstances of the issuance or transfer of Shares to the Participant hereunder, to the extent such modification is determined by the Company to be necessary to comply with applicable law and regulations (including without limitation local tax and foreign exchange laws and regulations) or preserve the intended deferral of income recognition with respect to the RSUs until the issuance or transfer of Shares hereunder.
16.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
17.Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, if at the time of the Participant’s termination of employment with the Company and its Affiliates the Participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is the first business day of the seventh month following the Participant’s termination of employment with the Company and its Affiliates (or the earliest date as is permitted under Section 409A of the Code).
It is intended that the terms of the Base RSUs will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Participant, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related United States Department of Treasury guidance. In that light, the Company and its Affiliates make no representation or covenant to ensure that the Base RSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto. Nothing in the Agreement shall provide a basis for any person to take action against the Company or its Affiliates based on matters covered by Section 409A of the Code, including the tax treatment of any Shares or other payments made under the Base RSUs granted hereunder, and the Company and its Affiliates shall not under any circumstances have any liability to the Participant or their estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.
18.Forfeiture/Clawback. The Participant expressly acknowledges and agrees that any Company policy in effect from time to time with respect to the reduction, cancellation, forfeiture or recoupment of rights, payments or benefits with respect to compensation shall be incorporated herein by reference and made a part of this Agreement. As an additional condition of receiving the Base RSUs, the Participant expressly agrees that the Base RSUs and any proceeds or other benefits the Participant may receive hereunder (including without limitation any Dividend RSUs) shall be subject to forfeiture and/or repayment to the Company to the extent and in the manner required (i) to comply with any requirements imposed under applicable law and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 thereunder, and Section 303A.14 of the New York Stock Exchange Listed Company Manual and (ii) under the terms of any policy adopted by the Company as may be amended from time to time for reasons related to fraud, misconduct, wrongdoing, governance or similar considerations (and such requirements shall be deemed incorporated into this Agreement without the consent of the Participant). Further, if the Participant receives any amount in excess of what the Participant should have received under the terms of the Base RSUs for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Participant’s Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company immediately. This Section 18 is not the Company’s exclusive remedy with respect to the matters described in this section.
19.Severability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this Agreement to be invalid or unenforceable, then, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
20.Venue. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where your grant of the RSUs is made and/or to be performed.
21.Waiver. Waiver of any term or condition of the Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of the Agreement.
22.Data Protection.
(a)By participating in the Plan or accepting any rights granted under it, the Company will be authorized to process the personal data of the Participant and Participant is considered to have consented, as much as is permissible under local data protection legislation and regulation, to the collection, processing and transfer by the Company and its Affiliates of personal data relating to the Participant by the Company and its Affiliates so that they can fulfill their obligations and exercise their rights under the Plan, issue certificates (if any), statements and communications relating to the Plan and generally administer and manage the Plan, including keeping records of, analysis of and reporting on participation levels and other information about the Plan from time to time. Any such processing shall be in accordance with the purposes and provisions of this data protection provision and any privacy notices served to the Participant as is required under local data protection legislation and regulation. References in this provision to the Company and its Affiliates include the Participant's employer.
This includes the following data (“Data”):
(i)Data already held in the Participant's records such as the Participant's name and address, ID number, payroll number, length of service and whether the Participant works full-time or part time;
(ii)Data collected upon the Participant accepting the rights granted under the Plan (if applicable);
(iii) Data subsequently collected by the Company or any of its Affiliates in relation to the Participant's continued participation in the Plan, for example, data about Shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data about the Participant and his or her participation in the Plan (e.g., the date on which Shares were granted, termination of employment and the reasons of termination of employment or retirement of the Participant); and
(iv) Other personal information about the Participant, including, but not limited to, telephone number, date of birth, social insurance number, tax identification number, resident registration number or other identification number, salary, nationality, job title or any other information necessary for implementing, administering, and managing the Plan.
(b)This consent is in addition to and does not affect any previous consent provided by the Participant to the Company or its Affiliates.
(c)In particular, the Participant expressly consents, as much as is permissible under local data protection legislation and regulation, to the transfer of Data about the Participant as described in paragraph (a) above by the Company and its Affiliates. Data may be transferred not only within the country in which the Participant is based from time to time or within the EU or the European Economic Area, but also worldwide, in accordance with local data protection legislation and regulation, to other employees and officers of the Company and its Affiliates and to the following third parties for the purposes described in paragraph (a) above:
(i) Plan administrators, auditors, brokers, agents and contractors of, and third-party service providers to, the Company or its Affiliates such as printers and mail houses engaged to print or distribute notices or communications about the Plan;
(ii) regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law or otherwise deemed necessary by the Company or its Affiliates;
(iii) actual or proposed merger partners or proposed assignees of, or those taking or proposing to take security over, the business or assets of the Company or its Affiliates and their agents and contractors;
(iv) other third parties to whom the Company or its Affiliates may need to communicate/transfer the Data in connection with the administration of the Plan, under a duty of confidentiality to the Company and its Affiliates; and
(v) the Participant's family members, physicians, heirs, legatees and others associated with the Participant in connection with the Plan.
Not all countries, where the Data may be transferred to, have an equal level of data protection as in the EU or the European Economic Area. Countries to which Data are transferred include the US and other locations where the Company and its Affiliates, as applicable, administer the Plan.
All national and international transfer of Data is only done in order to fulfill the obligations and rights of the Company and/or its Affiliates under the Plan and are done in accordance with local data protection legislation and regulation.
The Participant is entitled to all the other rights provided for by applicable data protection law, including those detailed in any applicable documentation or guidelines provided to the Participant by the Company or its Affiliates in the past. More detailed information is available to the Participant by contacting privacy@cohenandsteers.com. If the Participant has a complaint regarding the manner in which personal information relating to the Participant is dealt with, the Participant should contact privacy@cohenandsteers.com.
(d)The Participant understands that the Participant may exercise the Participant’s rights under local data protection legislation and regulation, which may include requesting to view Data, requesting additional information about the storage and processing of Data, requesting any necessary amendments to Data, or refusing or withdrawing the consents herein, in any case without cost, by contacting in writing to privacy@cohenandsteers.com. The Participant understands, however, that refusing or withdrawing the Participant’s consent, as much as is permissible under local data protection legislation and regulation, or refusing to provide Data may affect the Participant’s ability to participate in the Plan (and may result in the forfeiture of unvested RSUs).

23.Appendices. Notwithstanding any provision of this Agreement to the contrary, if the Participant resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the RSUs shall also be subject to the terms and conditions set forth in Appendix A and Appendix B to this Agreement. Moreover, if the Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Each of Appendix A and Appendix B, in its entirety, constitutes part of this Agreement and is incorporated by reference herein.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COHEN & STEERS, INC.

By: ________________________________

PARTICIPANT1

By:

1 If this Agreement is delivered to the Participant electronically, the Participant’s electronic acceptance of the Agreement (pursuant to instructions separately communicated to the Participant) shall constitute acceptance of the Agreement and shall be binding on the Participant and the Company in lieu of any required signatures to this Agreement.
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